Exhibit 99(b), Form 10-K
                                                Kansas City Life
                                                Insurance Company



RETAIN THIS
DOCUMENT

It Is a
PROSPECTUS
and
Summary Plan Description
of the
Kansas City Life Insurance Company
Savings and Investment Plan (401-k)


     This Prospectus relates to the offering by Kansas City Life Insurance Company to its employees and to the employees of its subsidiaries, Sunset Life Insurance Company of America and Old American Insurance Company, who are eligible to participate in the Kansas City Life Insurance Company Savings and Investment Plan (the "Plan") of (i) interests of participation in the Plan and (ii) shares of the Company's $2.50 par value Capital Stock ("Capital Stock") which may be acquired by the Trustees under the Plan.

     The Employer Identification Number (EIN) of Kansas City
Life Insurance Company is 44-0308260. The Plan Number (PN) is 003.


THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933.THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus in connection with the offering contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those offered hereby or any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer of solicitation in such jurisdiction.


     The date of this Prospectus is November 1, 1995.


TABLE OF CONTENTS


Description of Plan      3-13

Description of Capital Stock of the Company       13

Incorporation of Certain Documents by Reference        14

Additional Information        14-16



DEFINITIONS

     Company.  The term "Company" means Kansas City Life
Insurance Company, a Missouri Corporation with its principal office at Kansas City, Missouri; Sunset Life
Insurance Company of America, a Washington Corporation with its principal office at Olympia, Washington, one hundred percent (100%) of the capital stock of which is owned by Kansas City Life Insurance Company; and Old American
Insurance Company, a Missouri Corporation with its principal office at Kansas City, Missouri, one hundred percent (100%) of the capital stock of which is owned by Kansas City Life Insurance Company.

     Employee. The term "employee" shall mean any person employed by Kansas City Life Insurance Company, Sunset
Life Insurance Company, or Old American Insurance
Company, under the rules of common law, and shall not include agents, general agents, consultants or other independent contractors, or leased employees as defined in
Section 414(n) of the Internal Revenue Code.

     Company Stock. The term "Company stock" shall mean shares of the capital stock of Kansas City Life Insurance
Company.

     Executive Committee. Wherever in the Plan and Trust the term "Executive Committee" is used, it shall be taken to mean the Executive Committee of the Board of Directors of Kansas City Life Insurance Company.

     Board of Directors. Wherever in the Plan and Trust the term "Board of Directors" is used, it shall be taken to mean only the Board of Directors of Kansas City Life Insurance
Company.

     Plan Year. The records of the Plan are maintained on an annual basis. December 31st of each year is the end of the Plan year and all records will reflect that fact.

DESCRIPTION OF PLAN

General Information Regarding the Plan

     The title of the Plan is the "Kansas City Life
Insurance Company Savings and Investment Plan"
(hereinafter sometimes referred to as the "Plan"), the address for which is 3520 Broadway, Kansas City, Missouri
64111-2565, and which is the issuer of the Interests of Participation under the Plan. Kansas City Life Insurance
Company, a Missouri life insurance corporation organized in 1895 (hereinafter sometimes referred to as the "Company"), the address for which is 3520 Broadway, Kansas City, Missouri 64111-2565, telephone number 816-753-7000, is the issuer of its Capital Stock to be purchased under the Plan and the participating employer under this Plan. The employees of Sunset Life Insurance Company of America and
Old American Insurance Company, subsidiaries of Kansas
City Life Insurance Company, may also be participants.
Upon proper authorization by the respective companies, employees of other subsidiaries of Kansas City Life may be permitted to participate in the Plan.

Purpose

     It is the purpose of this Plan to recognize the contributions of those eligible persons to the successful operation of the companies and to reward such contributions by providing certain savings and investment retirement benefits for those who become participants under the Plan.

Plan History

     The basic form of the Plan was adopted by the Board of Directors of the Company on January 27, 1972 and was approved by the shareholders of the Company at their annual meeting held on April 20, 1972. The Plan became effective on September 1, 1972. The parties to the Agreement dated June 1, 1972 (the "Agreement") pursuant to which the Plan and the Trust were created, were the Company and Harry W. Kenney, D. W. Gilmore and Donald L. Thompson, the Trustees. The Plan has been amended from time to time, the most recent amendment becoming effective on January 1, 1994. The Trustees are Robert C. Miller, John K. Koetting and Ronald E. Hiatt.

Termination and Amendment of Plan

     The Plan and Trust are purely voluntary on the part of the Company and it reserves the right to terminate the Plan and Trust by adoption of a written resolution by the Board of Directors or the Executive Committee. Upon termination, the participants' accounts in all Funds shall become fully vested and nonforfeitable and distribution shall be made as promptly as possible. The
Company currently intends to continue the Plan for an indefinite period of time.

     The Company also reserves the right at any time to modify or amend in whole or in part, any or all of the provisions of the Plan and Trust by adoption of a written resolution by the Board of Directors or the Executive Committee. However, no amendment by the Company may be used for the purpose of diverting contributions and benefits from the participants, retired participants, or their beneficiaries, except as may be required to conform with governmental regulations.
Federal Income Taxes

     On October 3, 1995 the Internal Revenue Service issued its most recent letter stating that a favorable determination was made. The letter further stated that continued qualification of the Plan will depend on its effect in operation under its present form. The status of the Plan in operation will be reviewed periodically. The plan is qualified under Section 401(a) of the Internal
Revenue Code, and incorporates the benefits provided by
Section 401(k).

    The Company believes the Plan qualifies and the Trust continues to be exempt under applicable provisions of the Internal Revenue Code. So long as the Plan and Trust continue to qualify in operation, the Trust's earnings will be exempt from taxation, and the Company's contributions, whether to Fund III or for the benefit of the employees' elective accounts, will be deductible for income tax purposes.

     Commencing January 1, 1988, Company contributions made to a participant's elective account do not incur current tax liability, nor is there taxation of any earnings of the Trust credited to his account until such contributions or earnings are withdrawn.

     If the total amount of a participant's funds are distributed to him within one of his taxable years because of his retirement or death, then he is taxable on the entire amount of the distribution in excess of non-taxable amounts he contributed prior to January 1, 1988, less any assets distributed to the participant in a prior tax year.

     Unless a participant was age 50 before January 1, 1986, amounts distributed to him prior to age
59 1/2 (or to his beneficiary if death occurs before the participant reaches age 59 1/2) are taxable at regular income tax rates to the extent the distribution exceeds the amount of his non-taxable contributions prior to January
1, 1988 less any assets distributed to the participant in a prior tax year. Distributions prior to age 59 1/2 may result in a penalty of 10% of the taxable amount.

     For participants who were age 50 prior to January 1, 1986, the amount of the taxable distribution due to separation from service or death may be prorated between an "ordinary income portion" subject to ordinary income tax treatment (but eligible for certain special "averaging" provisions) and a "capital gain portion" subject to capital gains treatment. The "ordinary income portion" is determined by multiplying the amount of the taxable distribution by the ratio of the length of time an individual has been a participant in the Plan subsequent to December 31, 1973 to the total length of time such individual has been a participant in the Plan. The portion of the taxable distribution which is not the "ordinary income portion" will be the "capital gain portion" subject to capital gains tax treatment. These participants may be eligible for "5 year averaging" or "10 year averaging" provisions of the Internal Revenue Code for lump sum distributions as well as capital gains. "10 year averaging" uses the single individual Tax Rate for 1986 that applied in 1986.

     A participant who was not age 50 before January 1, 1986 is not eligible for capital gains, but may be eligible to have the lump sum distribution taxed as ordinary income subject to the "5 year averaging" provisions if he is 59 1/2 or older when the distribution is made.

     When a distribution is made and such distribution is not eligible for either the long term capital gain or special averaging treatment as described above, the recipient is generally taxed at ordinary income rates on the amount, if any, by which the market value of Company stock plus any cash or other assets distributed exceed the participant's contributions not previously withdrawn, less any unrealized appreciation in the value of Company stock taken as part of the distribution which was purchased with the participant's own contributions. When a participant receives a partial distribution from his account from assets accumulated prior to January 1, 1987, no amount will be taxable to him until he has received back all of his contributions. When he receives a partial distribution from his account from funds accumulated between December 31, 1986 and January 1, 1988, there may be a pro rata amount of the distribution taxable to him. If a participant receives a partial distribution from his "elective account" on or after January 1, 1988 pursuant to the hardship rules, the full amount of the distribution will be taxable to him.

     Any distribution of all or a portion of the balance to the credit of the participant excluding his own contributions prior to January 1, 1988 is an "eligible rollover distribution". A participant may elect to have any portion of the eligible rollover distribution paid directly to an "eligible retirement plan" in a direct rollover. An eligible retirement plan is either an IRA or another qualified plan. The amount transferred to an eligible retirement plan will not be currently taxable to the participant. Any amounts received in cash and not rolled over directly to an eligible retirement plan are currently taxable and will be subject to mandatory federal income tax withholding at the rate of 20%.

    Any employee who is eligible to participate in the Plan may become a participant by submitting a "request for participation". As of the 31st day of October, 1995, there were approximately 651 employees who were eligible to participate in the Plan, of whom 598 have elected to participate.

     The Plan is subject to the protective provisions of the Employee Retirement Income Security Act of 1974, except that it is exempt from the provisions of Title IV of the Act, relating to the Pension Benefit Guaranty Corporation because it is defined as an individual account plan or defined contribution plan.

Eligibility

     Each present and future employee who shall have completed one (1) year of continuous employment with the Company or companies, and who shall have completed one thousand (1,000) hours of work in such period and who shall be at least twenty-one (21) years of age, shall be qualified as a participant in the Plan.

     A participant's contributions to the Plan shall cease when the participant becomes disabled and is eligible to receive disability benefits from the Company's disability plan. Such participant may resume making contributions when he or she returns to work on a full time basis. Vesting shall continue while the participant is covered by the Company's disability plan.

     Employees are eligible to commence participating in the Plan on the first business day of the month coinciding with or next following their becoming qualified, whichever first occurs.

     The Company may purchase stock in the open market or use treasury stock in making its required contributions of its Capital Stock to the Plan and for selling shares of Capital Stock to the Trustees of the Plan pursuant to their investment decisions. The Company has registered 300,000 shares of its Capital Stock under the rules of the Securities and Exchange Commission. The shares held under Fund II are included in this registration statement. As of October 31, 1995, 77,526 shares of the Company's Capital Stock were held under Fund II . Also as of October 31, 1995, the Plan held a total of 436,577 shares of the Company's Capital Stock in Funds II and III.

Contributions

     Commencing January 1, 1988 the Plan has been governed by the provisions of Section 401(k) of the Internal
Revenue Code. Each participant may elect to enter into a compensation reduction agreement with the Company by which a contribution will be made for the participant's account in an amount equivalent to one percent (1%), two percent
(2%), three percent (3%), four percent (4%), five percent (5%), six percent (6%), seven percent (7%), eight percent (8%), nine percent (9%) or ten percent (10%) of his unreduced monthly salary. No contribution in excess of six percent (6%) of unreduced monthly salary shall be made for any participating employee who shall be classified as a highly compensated person.

     A participant may elect to change the percentage rate of his salary reduction agreement as of the first day of any month, but not more often than once in any six (6) month period. The participant shall give written notice of such change as shall be prescribed by the Administrative Committee. No contribution for any participant shall exceed nine thousand two hundred forty dollars ($9,240) in any calendar year, although this amount may be subject to annual adjustments pursuant to Internal Revenue Code Sections 415(d), and 402(g), and regulations. The contributions and any salary reduction agreement may sometimes be referred to as a participant's "elective account." Hereafter, participant contributions shall be authorized only as a result of the compensation reduction agreements with the Company.

     The term "salary" includes only the fixed amounts, weekly, semi-monthly or monthly, due and payable to the participant by the Company, and does not include any bonuses, overtime pay, or other extraordinary payments by the Company.

     The Company, with respect to each participant, contributes to the Plan as soon as practicable after the end of each month, out of its current or accumulated earnings and profits, an amount equal to 100% of such participant's contribution to the Plan. The Company's contributions are made in Capital Stock of the Company, which may be either treasury or authorized and unissued stock, except that Sunset Life's cash contributions are forwarded to the Trustees, who shall purchase said shares from Kansas City Life Insurance Company. Old American's contributions are made by the Company and recovered from Old American. Treasury Stock or shares of authorized but unissued are valued at the average of its bid price on the over-the-counter market for all business days following the previous monthly valuation date. In the event the Company is precluded from delivering its Capital
Stock to the Plan by law or because of the unavailability of such shares, it is required to contribute cash which is invested until such time as shares of the Capital Stock become available for purchase by the Trustees from the Company or on the open market. Commencing January 1, 1988, matching Company contributions become fully vested in the participant to the extent shown below, upon the valuation date of the month in which the participant completes one thousand (1000) hours of service for the number of years of employment with the Company as follows:

     Years of Employment 1    2    3    4    5    6    7

     Percentage Vested   0%   0%   30%  40%  60%  80%  100%

     A participant may suspend his compensation reduction agreement as of the last day of any month by giving such notice as shall be prescribed by the Administrative Committee. The participant may resume his compensation reduction agreement by giving such notice as shall be prescribed by the Administrative Committee on the first day of any month following the expiration of six (6) months from the date contributions for him were suspended, provided he shall then be eligible to participate.

     Each participant, not less often than annually, shall receive a statement of account indicating total contributions from his compensation reduction agreement, the total contributions made on his behalf by the Company, and reflecting the increase or decrease in the value of his accounts.

     The Plan includes provisions required by federal law which will result in a more rapid vesting if the Plan becomes "top heavy" as defined by the Internal Revenue
Code. It is not anticipated that this will occur.

Distribution Under and Withdrawal From the Plan - Defaults

     The full value of a participant's account in the Funds shall fully vest and shall be paid to him or his beneficiary in the event he retires or dies. In the event of termination of employment other than by retirement or death, the participant's accounts in Fund I, Fund II, Fund IV, Fund
V, Fund VI, Fund VII, Fund VIII and Fund IX shall be fully vested. He shall be entitled to receive the full value of those accounts. The participant shall forfeit all of his rights with respect to the value of his account in Fund III to the extent his account therein is not vested. Except, however, if a participant returns to work with the Company or any of its affiliated corporations, and is qualified to participate, his nonvested portion of Fund III shall be reinstated if he repays the full amount of the distribution from Fund III before the earlier of five (5) years after the first date on which he is re-employed or the close of the first period of five (5) consecutive one (1) year breaks in service commencing after the withdrawal. Upon an employee's termination on or after January 1, 1976, any twelve (12) month employment period during which the employee completes less than five hundred one (501) hours of employment or work due to a termination shall constitute a break in service.

     Commencing January 1, 1988, the normal retirement date for all employees participating in this Plan shall be the earlier of the first day of the month following attainment of sixty (60) years of age, or the first day of the month following attainment of fifty-five (55) years of age and completion of five (5) years of service. To determine this five (5) years of service for an employee of Old American Insurance Company, years of service before November 1, 1991 will not be counted.

     All distributions because of termination of employment shall be in the form of a lump sum payment, either in cash or in capital stock of Kansas City Life Insurance
Company, unless the participant elects otherwise. A nontransferable joint and survivor annuity, providing equal monthly installments for a period not exceeding one hundred twenty (120) months certain and for the remainder of his lifetime may also be elected. If the participant dies, the distribution shall automatically be made to the spouse, if any, or in accordance with a beneficiary designation properly filed, or in accordance with the terms of the Plan. Federal law now requires that if a married participant wishes a distribution to someone other than a spouse, both the participant and the spouse must consent in writing. If a participant elects to take all or a portion of his settlement in the form of Kansas City Life Insurance Company stock there will be no restriction on the resale of that stock unless, however, the participant is an affiliate under Rule 405 of the Securities Act of 1933, e.g., a controlling person, executive officer or director, or owns more than 5% of the outstanding capital stock of the Company at that time. The procedures that are available to affiliates for resale are an effective registration statement or sales made pursuant to Rule 144 of the Securities Act of 1933. Any participant who would like to have clarification may feel free to contact the Company's General Counsel at 816-753-7000. No other form of distribution will be restricted in any manner.

     Commencing January 1, 1988, a participant may elect at any time to withdraw all or any part of the value of his accounts in Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII and Fund IX which were contributed prior to January 1, 1988. However, an "alternate payee" under a Qualified Domestic Relations Order may not make such a withdrawal. The value of "elective account" contributions, those made on or after January 1, 1988, may not be withdrawn by the participant except for financial hardship resulting from accident to, or sickness of, a participant or his dependents, or financial hardship resulting from the establishing or preserving the home in which the participant resides, if funds are not reasonably available from other financial resources to the participant. Such withdrawal shall be subject to the approval of the Administrative Committee, and any such withdrawal will be limited to the amount of actual contributions made to the participant's elective account. No gain on the value of such elective account contributions may be withdrawn. Any such withdrawal for hardship shall result in the participant's ineligibility to participate in the Plan for twelve (12) months. However, an "alternate payee" under a Qualified Domestic Relations Order may not make such a withdrawal.

     Commencing January 1, 1988, no withdrawal of the vested portion of a participant's Fund III account shall be permitted except upon retirement, termination or death.

     Any withdrawal of a participant's pre-1988 funds shall result in the participant's ineligibility to participate in the Plan for six (6) months. If a participant is more than fifty percent (50%) vested, none of the Company contributions for his account in Fund III shall be forfeited. If a participant who makes a withdrawal is less than fifty percent (50%) vested, he will forfeit fifty percent (50%) of the amount withdrawn, but the dollar amount forfeited cannot exceed his non-vested funds.

     When a participant makes a withdrawal resulting in a forfeiture, the amount subject to forfeiture shall be set aside in a cash account. If the participant returns the full amount of his withdrawal within five (5) years of the date of withdrawal, the full value of the amounts set aside in the cash account shall be restored to him. If the participant does not replace the full amount withdrawn from his account within the five (5) year period, the amount in the cash account subject to forfeiture shall be applied to reduce the amount of the Company contribution required by the Plan.

     Commencing January 1, 1988, a participant may request a loan to be made from his elective account under such conditions and terms established by the Administrative
Committee. Any such loan shall be made for a period not to exceed five (5) years, and shall provide for repayment to the Plan with equal payments to be made by monthly payroll deduction. Loans used to acquire a primary residence of the participant may provide for periodic payments over a reasonable period of time that may exceed five (5) years.

     No loan shall be granted to any participant or his beneficiaries that will provide for a repayment period extending beyond the participant's normal retirement date. A reasonable rate of interest may be charged, as established by the Administrative Committee from time to time, and such interest payments shall be treated as earnings of the borrower's account. Minimum loan repayments shall be made by payroll deduction. The Administrative Committee shall have the right to deny a participant's request for a loan. An "alternate payee" under a Qualified Domestic Relations Order may not request a loan.

     Any loan made to a participant shall result in the withdrawal of the loan amount (which would otherwise share in the investment activity of the Funds) from the participant's elective accounts. Any loan made, when added to the outstanding balance of all other loans made to the participant, shall be limited to the lesser of:

     (a) Fifty thousand dollars ($50,000.00) reduced by the excess of the highest outstanding balance of loans to the participant during the twelve (12) month period ending on the day before the date on which such loan is made, over the outstanding balance of loans to the participant on the date on which such loan is made, or

(b) The greater of ten thousand dollars
($10,000.00) or one-half (1/2) of the value of the participant's elective account as of the valuation date coincident with or next preceding the date as of which the loan is calculated. No loan may exceed the value of a participant's elective accounts.

     (c) A third limitation may further reduce a second or subsequent loan by the amount of an existing loan balance.

     Upon termination of employment, retirement or death, a participant (or his beneficiary if death has occurred) may irrevocably elect during the election period to receive a lump sum payment as of January 31st of the next calendar year. If this election is made, his account will be valued on the regular valuation date in January. The election period begins on the date of terminations of employment, retirement or death, and ends on the last day of the following calendar month. If the participant (or beneficiary) decides to receive a distribution immediately instead of the following January, his account will be valued on the last day of the month in which the election is made. The participant's account will be subject to any gains or losses until a valuation is made. If no election is received within the election period, a distribution will be made within 60 days following the valuation date that coincides with or next follows the participant's date of termination of employment, retirement or death. Any distribution shall occur in accordance with the Plan's regular procedures.

     Any request for withdrawal must be delivered to and be in the possession of the Human Resources department of Kansas City Life no later than 2 p.m., on the last market business day of the month on which the requested withdrawal is to occur.

Assignment

     The interest hereunder of any participant, retired participant or beneficiary, except as may be required by a Qualified Domestic Relations Order defined in Section
414(p) of the Internal Revenue Code, is not transferable, either by assignment or by any other method, and to the maximum extent permissible by law is not subject to being taken by any process whatever by the creditors of such participant, retired participant or beneficiary.

Liens on Funds or Property

     There is no provision under the Plan or any contract in connection therewith giving any person the right to create a lien on any funds, securities or other property held under the Plan.

Administration of the Plan

     The Plan Administrator is Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111-2565, Telephone number 816-753-7000, and the Company has the right to delegate responsibility for administration of the Plan to appropriate personnel from time to time. At the present time, the Administrative Committee has this primary responsibility as authorized by the Plan.

     The Administrative Committee (the "Committee") consists of not less than three nor more than five persons designated by the Executive Committee of the Company. The members of the Committee receive no compensation for their service. The members of the Committee serve one year terms or until their successors are designated by the Executive Committee of the Company. Any member of the Committee may resign by giving notice to the Company at least 15 days before his resignation. Committee members shall resign upon the request of the Executive Committee of the Company. The Executive Committee of the Company shall fill all vacancies on the Committee as soon as reasonably possible after a resignation takes place.

     The names and addresses of the present members of the Committee, together with their positions with the Company are as follows:

                                             Position with the
        Name        Address                  Company

Robert C. Miller    3520 Broadway            Senior Vice President -
                    Kansas City, Missouri    Administrative Services

Robert E. Janes     3520 Broadway            Assistant Vice President and
                    Kansas City, Missouri    Assistant Controller

John A. Showalter   3520 Broadway            Associate General Counsel
                    Kansas City, Missouri

James P. Walsh      3520 Broadway            Assistant Vice President,
                    Kansas City, Missouri    Associate Actuary

Ronald E. Hiatt     3520 Broadway            Treasurer
                    Kansas City, Missouri

     The Committee members, if otherwise eligible, are free to participate in the Plan.

     The Committee has the power to (i) adopt rules and regulations for the administration of the Plan and to enforce the Plan in accordance with the provisions of the Plan and such rules and regulations, (ii) interpret the Plan and decide any and all matters arising thereunder, except such matters which the Executive Committee of the Company from time to time may reserve for itself, and, (iii) make all determinations as to the rights of any person to a benefit and provide a reasonable opportunity for an aggrieved person to have a review of their decision. The Committee has the duty, when requested, to report to the Executive Committee of the Company giving account of the operation of the Plan and the performance of the various funds established pursuant to the Plan.

     The Company pays all expenses incurred in administering the Plan and managing the Trust assets. The Company does not, however, pay any brokerage fees, commissions, stock transfer taxes or other charges and expenses in connection with the purchase and sale of securities under the Plan. Investment of Funds

     The following officers of the Company are the Trustees of the Plan:

                                             Position with the
        Name        Address                  Company

Robert C. Miller    3520 Broadway            Senior Vice President -
                    Kansas City, Missouri    Administrative Services

John K. Koetting    3520 Broadway            Vice President and
                    Kansas City, Missouri    Controller

Ronald E. Hiatt     3520 Broadway            Treasurer
                    Kansas City, Missouri

     The Trustees, if otherwise eligible, are free to participate in the plan.

     The Trustees hold all sums received from the Company and have the duty to hold, invest, reinvest, and manage and administer the funds for the exclusive benefit of the employees participating in the Plan. The Trustees have the power to purchase securities, common and preferred stocks, real estate mortgages, debentures, bonds, promissory notes, real estate, real estate improvements, leaseholds or any other income producing properties or securities, real or personal, within or without the State of Missouri. The Trustees are specifically empowered to invest in the Capital Stock of Kansas City Life Insurance Company.

     Although investment discretion rests with the Trustees, all shares of the Company's capital stock allocated to participants' accounts and held in trust, whether or not fully vested, are voted in accordance with the instructions from the participants. The participants also have the right to direct the Trustees to respond to an offer for the tender of the Company's stock, in accordance with rules of procedure provided by the Trustees at the time of any such tender offer.

     The Trustees, before making any new investment or reinvestment of any Trust funds, must submit to the Executive Committee of the Company, or its designated subcommittee, a list of such securities in which they propose to invest such funds and the amount proposed to be invested in such securities. The Trustees are required to purchase, or refrain from purchasing, the securities proposed in accordance with the acceptance or rejection, in whole or in part, of such proposals by such committee.

Participant's Accounts

Prior to January 1, 1988, all participant's contributions and any earnings thereon were accounted for in Fund I, Fund II and Fund IV. All Company contributions and any earnings thereon were accounted for in Fund III, invested in the Company's capital stock.

     Commencing January 1, 1988, contributions to each participant's "elective account" continued to be invested in Fund I, Fund II or Fund IV as directed by the participant, but were accounted for separately from amounts accumulated prior to January 1, 1988. The elective accounts are established as a result of a participant's agreement to receive reduced compensation. The elective accounts are permissible under the provisions of Internal
Revenue Code Section 401(k).

     Beginning September 1, 1993, Funds V, VI, VII, VIII and IX were established. Contributions to each participant's elective account in these funds continues to be accounted for separately from amounts accumulated prior to January 1, 1988.

     Although there will be a separate accounting for a participant's elective accounts, the accumulation of funds in those elective accounts will continue to be invested by the Trustees in accordance with the rules of the Plan.

     The Trustees have stated that it is their present intention that the contributions to Fund I be invested in Twentieth Century Growth Fund (a mutual fund), Fund II in Kansas City Life Insurance Company common stock, Fund III in Kansas City Life Insurance Company common stock, Fund IV in MetLife Managed Guaranteed Investment Contract (GIC), Fund V in Vanguard Bond Index (a mutual fund), Fund VI in Templeton Foreign Fund (a mutual fund), Fund VII in
Vanguard Balanced Index Fund (a mutual fund), Fund VIII in Fidelity Value Fund (a mutual fund), and Fund IX in
Vanguard Index Trust (a mutual fund). Neither the principal amount nor the rate of return on these funds is guaranteed by the Plan or the Company.

     Each participant may elect to have all or a portion of his "elective account" contributions invested in any one or more of Funds I, II, IV, V, VI, VII, VIII or IX so long as the investment percentage is a whole percentage. No fractional percentages are permitted.

     Each participant may, not more often than once a month, transfer the value of his account in any fund or funds to another fund or funds. However, transfers to or from Fund II may occur only once in a six (6) month period. Further, if a participant is investing all or a portion of his monthly contribution in Fund II and transfers all or a portion of his Fund II account value to another fund, monthly contributions to Fund II must stop for at least six (6) months after the date of the last transfer form Fund II. Transfers to or from Fund III are not permitted. Any request for a transfer must be delivered to and be in the possession of the Human Resources Department no later than 2:00 p.m. on the last business day of the month on which the requested transfer is to occur.

     Each participant has an account with respect to such of Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII and Fund IX as he shall have selected from time to time, as well as an account with respect to Fund III. Fund accounts are valued monthly. The value of the assets of each Fund is determined on the basis of market values on the last market business day each month, except that the value of Fund II and Fund III, comprised of Company stock, is determined on the last business day of each month by using an average of the bid price on the over-the-counter market for all business days of that month.

Past Performance of Each Fund

     The following chart shows the approximate percentage increase or (decrease) in the value of each of the funds in each of the last 5 years as compared to the preceding year:
PERIOD ENDING

     12/31/90  12/31/91  12/31/92  12/31/93  12/31/94

Fund I    (4.7%)    69.9%     (4.3%)    4.4%      (1.4%)

Fund II   (12.0%)   16.4%     46.1%     3.7%      (13.6%)

Fund III  (12.0%)   16.6%     46.1%     3.7%      (13.6%)

Fund IV     9.3%    15.1%      6.5%     1.7%        4.6%

Fund V      N/A      N/A       N/A      0.1%       (2.5%)

Fund VI     N/A      N/A       N/A     11.1%       (0.7%)

Fund VII    N/A      N/A       N/A      1.3%       (1.6%)

Fund VIII   N/A      N/A       N/A      4.4%        7.2%

Fund IX     N/A      N/A       N/A      3.7%       (2.2%)

     The above is the average rate of return for the funds for an entire year except as described below. No single participant's performance necessarily reflected this performance. The above is no indication of future performance of any of these funds.

     On September 1, 1993, the number of funds was increased from four to nine. The investment of Funds I, II and III remained the same, and the rates of return for them shown above are for the full year 1993. The investment of Fund IV changed, and Funds V, VI, VII, VIII and IX are new.
The rates of return shown above for them for 1993 reflect only the four month period they existed that year in the Plan. The rates of return shown above for 1994 reflect a full year for all funds.

Other Charges and
Deductions

     There are no charges and deductions which may be made from participant's contributions and elective accounts or their contributions made by the Company under the Plan, other than brokerage fees, commissions, stock transfer taxes and other charges and expenses in connection with the purchase and sale of securities under the Plan.

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The only class of stock which the Company is authorized to issue is its Capital Stock, with par value of $2.50 per share. The following statements relative to the Capital Stock are summaries of certain provisions of the Company's charter and bylaws and of the applicable statutes. These statements do not purport to be complete or to give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the charter and bylaws of the Company, and to the applicable laws of the State of Missouri.

     Each holder of Capital Stock is entitled to one vote per share on all matters submitted to the vote of the stockholders, except that in the election of directors he may vote cumulatively. In the event of the liquidation of the Company, the holders of the Capital Stock will be entitled to receive ratably all assets of the Company which are available for distribution to its stockholders. No holder of Capital Stock has any pre-emptive or other right to subscribe for or purchase any shares of stock or other securities of the Company at any time issued.

     There are no conversion rights or redemption or sinking fund provisions applicable to the Capital Stock.
The outstanding shares of Capital Stock are fully paid and nonassessable. The holders of Capital Stock are entitled to receive dividends thereon when, as and if declared by the Board of Directors of the Company out of the funds of the Company legally available therefor.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference herein are the following documents:

     (a)  The Annual Report of Kansas City Life
Insurance Company filed on Form 10-K for the year ended December 31, 1994, and the Plan, filed pursuant to
Section 15(d) of the Securities Exchange Act of
1934.

     (b) All other reports filed by either the Company or the Plan pursuant to Section 15(d) of the Securities
Exchange Act of 1934, since the end of the fiscal year
1994 covered by the Annual Report.

     Copies of these documents are available without charge to a participant upon oral or written request by contacting the Director, Human Resources, Kansas City Life
Insurance Company, 3520 Broadway, Kansas City, Missouri
64111-2565, Telephone number 816-753-7000.

ADDITIONAL INFORMATION

     There have been no material changes in the affairs of Kansas City Life Insurance Company which have occurred since the end of fiscal year 1994, for which certain financial statements were included in the Annual Report.

     Reports and other information filed by Kansas City
Life with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D. C. 20549, and at the following regional offices of the Commission; New York Regional Office, 26 Federal Plaza, New York, New York 10278; Los Angeles Regional Office, 5757 Wilshire Blvd., Los Angeles, California 90036; and the Chicago Regional Office, 219 S. Dearborn Street, Chicago, Illinois 60604, and copies of such material can be obtained from the public reference rooms of the Commission, in these offices at prescribed rates.

Indemnification of Directors
and Officers

     Each person who is or was a Director, Officer or employee of the Company, or is or was serving at the request of the Company as a Director, Officer or employee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Company in the manner and to the full extent that the Company has power to indemnify such person under Section 351.355 of the General and Business Corporation Law of Missouri as now in effect or hereafter amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Information, Claims and Appeals Procedure

     If you have any questions regarding the Plan, or if you have any claim regarding the payment of benefits, you should immediately contact the Administrative Committee, or any member of it, and preferably state your claim in writing. The Administrative Committee will consider the matter promptly and will provide you with a written statement in the event any benefits should be denied. Furthermore, the Committee shall provide you or any beneficiary whose claim for benefits has been denied a reasonable opportunity for a review of the decision denying the claim. Any such appeal or request for review should be submitted in writing within 30 days after receiving written notice from the Committee that a benefit has been denied. Such statement should include:

     (1)  A request for review by the Administrative
Committee;

     (2) The basis of review and the facts in support thereof; and

     (3)  Any issues and comments which you deem pertinent.

     The Administrative Committee may require additional documents as its deems necessary or desirable in making such a review. A determination shall be made and you shall be informed in writing within 60 days of receipt of the request for a review, or in no event more than 120 days if it is determined that a full hearing must be held.

Procedure to Request Additional Information

     If you would like any additional information or a copy of any document related to the Plan, please write to the Director, Human Resources, Kansas City Life Insurance
Company, 3520 Broadway, Kansas City, Missouri 64111-2565,
Telephone number 816-753-7000. In the event you request a copy of any document not listed earlier as being available without charge, it will be furnished at a nominal cost.

Statement of ERISA Rights

     As a participant in the Savings and Investment Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan
Administrator's Office and at other specified locations, such as worksites and union halls, all Plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.
Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.
The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report. The
Plan Administrator is required by law to furnish each participant with a copy of this Summary Annual Report.

Obtain a statement telling you whether you have a right to receive a pension at normal retirement age, and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a pension, the statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

     In addition to creating rights for Plan participants, ERISA imposed duties upon the people who are responsible for the operation of the employee benefit plan.

     These people who operate your Plan, called
"fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

     If your claim for a pension benefit is denied in whole or part, you must receive written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

     If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration,
Department of Labor.

Agent for Service of Legal Process

     Service of legal process may be made upon Kansas City Life Insurance Company as the Administrator of the Plan, or such service of process may be made upon any member of the Administrative Committee or any one of the Trustees. Such service of legal process should be directed to those parties at the address of the Company, 3520 Broadway, Kansas City, Missouri 64111-2565.